EXHIBIT 11

                               TALK VISUAL CORPORATION

COMPUTATION OF WEIGHTED AVERAGE
COMMON STOCK SHARES OUTSTANDING

                                                 Total Number    Three Months Ended
                                                   Of Shares       March 31, 2001
                                                 ------------    ------------------

Outstanding shares as of January 1, 2001          77,235,840        77,235,840

Sale of common shares on 1/03/01                   1,163,273         1,124,497

Sale of common shares on 1/17/01                   3,853,740         3,125,811

Preferred stock exchange on  1/23/01                 848,190           631,430

Exercise of options on  1/31/01                    2,000,000         1,311,111

Exercise of options on  2/14/01                    1,200,000           600,000

Sale of common shares on 3/02/01                   1,986,352           640,047

Sale of common shares on 3/19/01                   2,493,898           332,520

Exercise of options on  3/19/01                      324,750            43,300
                                                  ----------        ----------

Total Weighted Average Shares Outstanding         91,106,043        85,044,557
                                                  ==========        ==========


Net Loss                                                           $(  988,133)
                                                                    ==========
Net Loss per common share (1)                                      $     (0.01)



(1) The effect of common stock options and warrants are excluded from diluted earnings per share as their inclusion would be anti-dilutive for the three month period ending March 31, 2001